Exhibit 99.1

For Further Information:

Human Pheromone Sciences, Inc.

84 West Santa Clara Street, Suite 720

San Jose, CA  95113

(408) 938-3030

Contact:

William P. Horgan

Chairman, CEO

For Immediate Release

 Human Pheromone Sciences Announces License Agreement

San Jose, California, August 21, 2006.  Human Pheromone Sciences, Inc. (OTC Bulletin Board: EROX) (“HPS” or “the Company”) today announced the signing of a License Agreement with Personal Products Company, a division of McNeil-PPC., Inc. (“PPC”) a Johnson & Johnson company.

 Under the terms of the Agreement, HPS granted PPC a license to certain HPS patents in exchange for an initial cash payment and future royalties on sales.  The Company retains exclusive rights in several product fields and shares co-exclusive rights in other product areas, with the right to sublicense.

“We are looking forward to working with PPC as they look to expand the use of the Company’s patented technology”, a spokesperson for HPS indicated.  The Company confirmed that it continues to test additional types of mood-enhancing compounds that have shown significant promise in human testing, and will seek partners to bring these new compounds to market.

Human Pheromone Sciences, Inc. is a technology-based company, whose proof-of concept products included prestige-priced fragrances and toiletries and environmental products sold under the Natural Attraction®, REALM®, innerREALM® and EROX® trademarks.  These products contain mood-enhancing compounds, whose efficacy has been validated at leading universities around the world, and whose use is covered under United States and foreign patents. The Company is also involved in research and product development efforts on new compounds that have been previously identified as stimulating the emotional centers of the human brain. Further information is available on line at www.erox.com.

The statements in this news release may contain forward-looking statements that involve risks and uncertainties that could cause results to differ from predicted results.  Further information on factors that could affect the Company’s results is detailed in the Company’s annual report to shareholders on Form 10-KSB for the year ended December 31, 2005, and Form 10-QSB for the quarter   ended June 30, 2006, as filed with the Securities and Exchange Commission.  Further information regarding this transaction can be found on Form 8-K filed with the Securities and Exchange Commission in connection with this transaction.  The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements.